Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES
FIRST QUARTER DIVIDEND OF $0.35 PER SHARE
AND ANNOUNCES DECEMBER 31, 2010 FINANCIAL RESULTS

FIRST QUARTER 2011 DIVIDEND DECLARED

New York, NY —March 1, 2011 — Ares Capital Corporation (“Ares Capital”) (NASDAQ:  ARCC) announced that its Board of Directors has declared a first quarter dividend of $0.35 per share, payable on March 31, 2011 to stockholders of record as of March 15, 2011.

DECEMBER 31, 2010 FINANCIAL RESULTS

Ares Capital also announced financial results for its fourth quarter and year ended December 31, 2010.

HIGHLIGHTS

Financial

(dollar amounts in millions, except per share data)

	Q4-10		Q4-09		FY-10		FY-09
	Total Amount	Per Share(1)	Total Amount	Per Share(1)	Total Amount	Per Share(1)	Total Amount	Per Share(1)
Core EPS (excluding professional fees and other costs related to the acquisition of Allied Capital Corporation (the “Allied Acquisition”)(2) (3)		$0.42		$0.37		$1.43		$1.35
Net investment income	$63.4	$0.32	$38.4	$0.35	$215.8	$1.22	$133.4	$1.31
Net realized gains (losses), excluding gain on the Allied Acquisition	$42.7	$0.22	$(41.7)	$(0.38)	$49.4	$0.28	$(19.4)	$(0.19)
Gain on Allied Acquisition	$—	$—	$—	$—	$195.9	$1.10	$—	$—
Net unrealized gains	$50.8	$0.25	$73.0	$0.67	$230.7	$1.31	$88.7	$0.87
GAAP net income	$156.9	$0.79	$69.6	$0.64	$691.8	$3.91	$202.7	$1.99

(1)  All per share amounts are basic and diluted.

(2)  Ares Capital acquired Allied Capital Corporation on April 1, 2010.

(3)  Basic and diluted Core EPS (excluding professional fees and other costs related to the Allied Acquisition) is a non-GAAP financial measure. Core EPS (excluding professional fees and other costs related to the Allied Acquisition) is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the Allied Acquisition, realized and unrealized gains and losses, any incentive management fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliation of basic and diluted Core EPS (excluding professional fees and other costs related to the Allied Acquisition) to the most directly comparable GAAP financial measure is set forth in Schedule 1 hereto.

•                  Total fair value of portfolio investments:

•                  December 31, 2010: $4.3 billion

•                  December 31, 2009: $2.2 billion

•                  Stockholders’ equity:

•                  December 31, 2010: $3.1 billion

•                  December 31, 2009: $1.3 billion

•                  Net assets per share:

•                  December 31, 2010: $14.92

•                  December 31, 2009: $11.44

•                  Dividends declared per share:

•                  4th quarter 2010: $0.35

•                  4th quarter 2009: $0.35

•                  FY 2010: $1.40

•                  FY 2009: $1.47

Portfolio Activity

(dollar amounts in millions)

	Q4-10	Q4-09	FY-10	FY-09
Portfolio Activity During the Period:
Gross commitments(4)	$487.7	$344.4	$1,708.1	$479.8
Exits of commitments(5)	$423.9	$333.7	$1,644.5	$604.4
Average total investments at fair value	$4,161.6	$2,127.3	$3,444.2	$2,011.8

Portfolio as of the End of the Period:
Number of portfolio company investments			170 (6)	95
Weighted average yield of debt and income producing securities:
At fair value(7)			12.9%	12.7%
At amortized cost(8)			13.2%	12.1%
Weighted average yield of debt and income producing securities for investments acquired in the Allied Acquisition:
At fair value(7)			14.0%	—%
At amortized cost(8)			15.2%	—%

OPERATING RESULTS

For the quarter ended December 31, 2010, Ares Capital reported GAAP net income of $156.9 million or $0.79 per share (basic and diluted). Core EPS (excluding professional fees and other costs related to the Allied Acquisition)(3) for the quarter ended December 31, 2010 was $0.42 per share (basic and diluted). Net investment income for the quarter ended December 31, 2010 was $63.4 million, or $0.32 per share (basic and diluted). Net realized and unrealized gains were $93.5 million, or $0.47 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including acquisitions, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of December 31, 2010, total assets were $4.6 billion, stockholders’ equity was $3.1 billion and net asset value per share was $14.92.

In the fourth quarter of 2010, Ares Capital made $487.7 million in new commitments across six new portfolio companies and 9 existing portfolio companies. In these new transactions, five private equity sponsors were represented and the remaining 10

(4)  Excludes investments acquired in the Allied Acquisition

(5)  Q4-10 and FY-10 include exits of $277.7 million and $527.9 million, respectively, of commitments acquired as part of the Allied Acquisition.

(6)  Includes 81 portfolio companies acquired as part of the Allied Acquisition.

investments were non-sponsored transactions. As of December 31, 2010, 82 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $487.7 million in new commitments made during the fourth quarter of 2010, approximately 21% were made in first lien senior secured debt, 38% in second lien senior secured debt, 5% in senior subordinated debt, 28% in subordinated notes of the Senior Secured Loan Fund LLC (the “Senior Secured Loan Program”) to fund investments by the Senior Secured Loan Program and 8% in equity/other securities. Of these commitments, 83% were in floating rate debt securities of which 46% contained interest rate floors. During the fourth quarter, significant new commitments included:

•                  $145 million in first lien senior debt of a healthcare information technology services provider;

•                  $48 million in subordinated notes of the Senior Secured Loan Program to fund a unitranche investment in an integrated healthcare delivery systems provider, together with a direct investment by Ares Capital of $20 million in first lien senior debt of this entity;

•                  $60 million in first lien senior debt, second lien senior debt and equity of an offender re-entry and in-prison treatment education services provider;

•                  $42 million in senior subordinated debt and equity of an operator of multiple franchise concepts primarily related to home maintenance or repairs;

•                  $32 million in subordinated notes of the Senior Secured Loan Program to fund an investment in a third party administrator performing claims management services;

•                  $30 million in subordinated notes of the Senior Secured Loan Program to fund an investment in a mining supplies and services provider; and

•                  $25 million in first lien senior debt of a refrigeration and cooling systems parts manufacturer.

The fair value of Ares Capital’s portfolio investments at December 31, 2010 was approximately $4.3 billion, including $3.5 billion in debt and income producing equity securities. These portfolio investments were comprised of approximately 40% of senior secured debt securities (28% in first lien assets and 12% in second lien assets), 23% of senior subordinated debt securities, 13% of Senior Secured Loan Program subordinated notes, 17% of equity/other securities, 6% of collateralized loan obligations and 1% of commercial real estate. As of December 31, 2010, the weighted average yield of debt and income producing securities at fair value was 12.9%(7) (13.2% at amortized cost(8)) and 43.3% of the Company’s investments at fair value were in floating rate securities.

President Michael Arougheti commented, “During the fourth quarter, we achieved strong core earnings per share primarily due to significant new investment activity and an improvement in credit performance.  Our fourth quarter GAAP earnings per share benefited from higher asset values from both the core ARCC and legacy Allied portfolios.  We are pleased to report that we continued to make significant progress rotating and repositioning the legacy Allied portfolio.  During the fourth quarter, proceeds from exits and repayments from the legacy Allied portfolio were approximately $275 million, and we substantially reduced the legacy Allied portfolio’s non-accruing investments to approximately 1.5% of the combined portfolio at amortized cost. “

Mr. Arougheti continued, “We also made material progress securing attractive long term capital during the fourth quarter and again during the first quarter of 2011.  As a result, we believe our balance sheet is stronger, our liability maturity profile has improved further and we have significant capital available for investment.”

PORTFOLIO QUALITY

Ares Capital Management LLC, our investment adviser, employs an investment rating system to categorize our investments. In addition to various risk management and monitoring tools, our investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to our initial cost basis in respect of such portfolio investment (i.e., at the time of acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to our initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to our initial cost basis that is similar to the risk to our initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as

(7)  Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt included in such securities, divided by (b) total debt and income producing securities at fair value included in such securities.

(8)  Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt included in such securities, divided by (b) total debt and income producing securities at amortized cost included in such securities.

expected and the risk factors to our ability to ultimately recoup the cost of our investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to our ability to recoup the cost of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to our ability to recoup the cost of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance.  For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is not anticipated that we will be repaid in an amount equal to our full initial cost basis. For investments graded 1 or 2, our investment adviser enhances its level of scrutiny over the monitoring of such portfolio company.

Each investment acquired in the Allied Acquisition was initially assessed a grade of 3 (i.e., the grade we generally assign a portfolio company at acquisition) on April 1, 2010, the date of initial acquisition, reflecting the relative risk to our initial cost basis of such investments.  Our investment adviser grades the investments in our portfolio at least each quarter and it is possible that the grade of certain of these portfolio investments may be reduced or increased over time.

As of December 31, 2010, the weighted average grade of the investments in our portfolio (excluding investments acquired in connection with the Allied Acquisition), the investments in our portfolio acquired in connection with the Allied Acquisition and the investments in our portfolio as a whole were each 3.1.

As of December 31, 2010:

•                  2.3% of our investments (excluding investments acquired in connection with the Allied Acquisition) at amortized cost (0.3% at fair value) were on non-accrual status;

•                  1.5% of our investments acquired in connection with the Allied Acquisition at amortized cost (1.0% at fair value) were on non-accrual status; and

•                  3.8% of the investments in our portfolio as a whole at amortized cost (or 1.3% at fair value) were on non-accrual status.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2010, Ares Capital had $100.8 million in cash and cash equivalents and $1.4 billion in aggregate principal amount of debt outstanding ($1.4 billion in carrying value). Subject to leverage and borrowing base restrictions, Ares Capital had approximately $843 million available for additional borrowings under its existing credit facilities as of December 31, 2010.

In October 2010, we issued $200 million of senior unsecured notes that mature on October 15, 2040 (the “2040 Notes”) and may be redeemed in whole or in part at our option at any time on or after October 15, 2015 at a par redemption price of $25 per security plus accrued and unpaid interest.  The principal amount of the 2040 Notes will be payable at maturity. The 2040 Notes bear interest at a rate of 7.75% per year payable quarterly commencing on January 15, 2011.  Total proceeds from the issuance of the 2040 Notes, net of underwriters’ discount and offering costs, were approximately $193 million.

In November 2010, we completed a public add-on equity offering of 11.5 million shares of common stock (including 1.5 million shares purchased pursuant to the underwriters’ over-allotment option) at a price of $16.50 per share for total proceeds, net of underwriters’ discount and offering costs, of approximately $180.6 million.

FOURTH QUARTER 2010 DIVIDEND

For the three months ended December 31, 2010, Ares Capital declared a dividend on November 4, 2010 of $0.35 per share for a total of approximately $71 million. The record date was December 15, 2010 and the dividend was paid on December 31, 2010.

RECENT DEVELOPMENTS

On January 18, 2011, we and our indirect wholly owned subsidiary, Ares Capital CP Funding LLC, amended its $400 million revolving funding facility (the “Revolving Funding Facility”) to, among other things, provide for a three year reinvestment period until January 18, 2014 (with two one-year extension options, subject to our and the lenders’ consent) and extend the stated maturity date to January 18, 2016 (with two one-year extension options, subject to our and the lenders’ consent).

In January 2011, we issued $575 million of convertible senior unsecured notes that mature on February 1, 2016, unless repurchased or converted in accordance with their terms prior to such date (the “2016 Convertible Notes”).  The 2016 Convertible Notes bear interest at a rate of 5.75% per year, payable semiannually. In certain circumstances, the 2016 Convertible Notes will be convertible into cash, shares of Ares Capital’s common stock or a combination of cash and shares of Ares Capital’s common stock, at Ares Capital’s election. The initial conversion rate of 52.2766 shares of common stock per $1,000 principal amount of 2016 Convertible Notes is equivalent to an initial conversion price of approximately $19.13 per share of Ares Capital’s common stock, subject to customary anti-dilution adjustments. The initial conversion price was approximately 17.5% above the $16.28 per share closing price of Ares Capital’s common stock on January 19, 2011. Ares Capital will not have the right to redeem the 2016 Convertible Notes prior to maturity.

On February 24, 2011 we notified the holders of our 2011 Notes that we are redeeming the $300.6 million aggregate principal amount of our 2011 Notes remaining outstanding, together with a redemption premium, in accordance with the terms of the indenture governing the 2011 Notes. We expect the redemption to be completed on March 16, 2011.

Effective as of February 25, 2011, we amended our charter to increase the number of shares of common stock we are authorized to issue from 300 million to 400 million.

As of February 25, 2011 we had made new investment commitments of $173 million, all of which were funded, since December 31, 2010.  Of these new commitments, 10% were in investments in subordinated notes of the SSLP, 83% were in second lien senior secured debt and 7% were in equity securities.  Of the $173 million of new investment commitments, 22% were fixed rate with a weighted average yield at amortized cost of 12.4% and 71% were floating rate with a weighted average spread at amortized cost of 10.4%.

As of February 25, 2011, we had exited $415 million of investments since December 31, 2010.  Of these investments, 19% were in first lien senior secured debt, 47% were in senior subordinated debt, 2% were in second lien senior secured debt, 28% were in collateralized loan obligations and 4% were in equity investments.  Of the $415 million of investments, 76% were in fixed rate investments with a weighted average yield at amortized cost of 20.4%.  Of the remaining investments, 19% were in floating rate investments with a weighted average spread at amortized cost of 6.5%, 1% were investments on non-accrual status and 4% were non-interest earning.  Also, of the $415 million of investments exited since December 31, 2010, $269 million were investments acquired as part of the Allied Acquisition, including $6 million that were on non-accrual status and $4 million that were non-interest earning.  Additionally, we recognized net realized gains of approximately $98 million on the investments exited that were acquired as part of the Allied Acquisition, including a realized gain of $99 million from the sale of investments in collateralized loan obligations.

In addition, as of February 25, 2011, we had an investment backlog and pipeline of $353 million and $284 million, respectively. We may syndicate a portion of these investments and commitments to third parties. The consummation of any of the investments in this backlog and pipeline depends upon, among other things: satisfactory completion of our due diligence investigation of the prospective portfolio company, our acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. We cannot assure you that we will make any of these investments and/or that we will syndicate any portion of such investments and commitments if made.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on March 1, 2011, at 11:00 a.m. (ET) to discuss its financial results for the fourth quarter and year ended December 31, 2010. PLEASE VISIT OUR WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF OUR WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the home page of the Investor Resources section of our website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (866) 843-0890. International callers can access the conference call by dialing +1 (412) 317-9250.  All callers will need to enter the Participant Elite Entry Number 4604840 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  For interested parties, an archived replay of the call will be available one hour after the end of the conference through March 16, 2011 to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088.  For all replays, please reference account number 447272.  An archived replay will also be available on a webcast link located on the home page of the Investor Resources section of our website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. With offices in Atlanta, Chicago, Los Angeles, New York and Washington, D.C., Ares Capital is a specialty finance company that provides integrated debt and equity financing solutions to U.S. middle-market companies. Ares Capital invests primarily in first- and second-lien loans and mezzanine debt, which in some cases includes an equity component. To a lesser extent, Ares Capital also makes equity investments. Ares Capital is externally managed by Ares Capital Management LLC, a wholly-owned subsidiary of Ares Management LLC, a global alternative asset manager and a Securities and Exchange Commission registered investment adviser. As of December 31, 2010, Ares Management LLC had approximately $39 billion of committed capital under management.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

AVAILABLE INFORMATION

Ares Capital’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.arescapitalcorp.com. The information on Ares Capital’s website is not deemed incorporated by reference herein.

CONTACT

Carl Drake
Ares Capital Corporation
310-201-4200

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Amounts in thousands, except per share data)

	As of December 31,
	2010	2009

ASSETS
Investments at fair value (amortized cost of $4,291,955 and $2,376,384, respectively)	$4,317,990	$2,171,814
Cash and cash equivalents	100,752	99,227
Interest receivable	72,548	28,019
Other assets	62,380	14,455
Receivable for open trades	8,876	—
Total assets	$4,562,546	$2,313,515
LIABILITIES
Debt	$1,378,509	$969,465
Management and incentive fees payable	52,397	66,495
Accounts payable and accrued expenses	34,742	16,533
Interest and facility fees payable	21,763	2,645
Payable for open trades	24,602	489
Total liabilities	1,512,013	1,055,627
STOCKHOLDERS’ EQUITY
Common stock, par value $.001 per share, 300,000 common shares authorized, 204,419 and 109,945 common shares issued and outstanding, respectively	204	110
Capital in excess of par value	3,205,326	1,490,458
Accumulated (overdistributed) undistributed net investment income	(11,336)	3,143
Accumulated net realized loss on investments, foreign currency transactions, extinguishment of debt, other assets and acquisitions	(169,696)	(31,115)
Net unrealized gain (loss) on investments and foreign currency transactions	26,035	(204,708)
Total stockholders’ equity	3,050,533	1,257,888
Total liabilities and stockholders’ equity	$4,562,546	$2,313,515
NET ASSETS PER SHARE	$14.92	$11.44

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(Amounts in thousands, except per share data)

	For the Year Ended December 31,
	2010	2009	2008
INVESTMENT INCOME:
Interest from investments	$393,517	$225,066	$208,471
Capital structuring service fees	54,680	5,623	21,242
Management fees	14,372	3,498	2,378
Dividend income	14,368	3,838	2,579
Interest from cash & cash equivalents	112	265	1,625
Other income	6,347	6,982	4,166
Total investment income	483,396	245,272	240,461
EXPENSES:
Interest and credit facility fees	79,347	24,262	36,515
Incentive management fees	76,895	33,332	31,748
Base management fees	51,998	30,409	30,463
Professional fees and other costs related to the acquisition of Allied Capital	19,833	4,939	—
Professional fees	12,320	7,820	5,990
Administrative fees	8,721	4,009	2,701
Other general and administrative	13,074	6,519	5,804
Total expenses	262,188	111,290	113,221
NET INVESTMENT INCOME BEFORE INCOME TAXES	221,208	133,982	127,240
Income tax expense, including excise tax	5,392	576	248
NET INVESTMENT INCOME	215,816	133,406	126,992
REALIZED AND UNREALIZED NET GAINS (LOSSES) ON INVESTMENTS AND FOREIGN CURRENCY TRANSACTIONS:
Net realized gains (losses):
Investments	45,393	(46,168)	6,557
Foreign currency transactions	85	205	(186)
Net realized gains (losses)	45,478	(45,963)	6,371
Net unrealized gains (losses):
Investments	230,895	88,894	(27,824)
Foreign currency transactions	(152)	(187)	6
Net unrealized gains (losses)	230,743	88,707	(272,818)
Net realized and unrealized gains (losses) from investments and foreign currency transactions	276,221	42,744	(266,447)
GAIN FROM THE ACQUISITION OF ALLIED CAPITAL	195,876	—	—
REALIZED GAIN (LOSS) ON EXTINGUISHMENT OF DEBT	(1,961)	26,543	—
REALIZED GAIN ON SALE OF OTHER ASSETS	5,882	—	—
NET INCREASE (DECREASE) IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$691,834	$202,693	$(139,455)
BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$3.91	$1.99	$(1.56)
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING — BASIC AND DILUTED	176,732	101,720	89,666

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS (excluding professional fees and other costs related to the acquisition of Allied Capital Corporation (the “Allied Acquisition”)) to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months and year ended December 31, 2010 and 2009 are provided below.

	For the three months ended December 31,		For the year ended December 31,
	2010	2009	2010	2009
Basic and diluted Core EPS (excluding professional fees and other costs related to the Allied Acquisition) (1)	$0.42	$0.37	$1.43	$1.35
Professional fees and other costs related to the Allied Acquisition	(0.01)	(0.02)	(0.11)	(0.04)
Gain on Allied Acquisition	—	—	1.10	—
Net realized and unrealized gains	0.47	0.29	1.59	0.68
Incentive fees attributed to net realized and unrealized gains	(0.08)	—	(0.09)	—
Income tax expense related to realized gains	(0.01)	—	(0.01)	—
Basic and diluted GAAP EPS	$0.79	$0.64	$3.91	$1.99

(1) Basic and diluted Core EPS (excluding professional fees and other costs related to the Allied Acquisition) is a non-GAAP financial measure. Core EPS (excluding professional fees and other costs related to the Allied Acquisition) is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the Allied Acquisition, realized and unrealized gains and losses, any incentive management fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.